UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 4, 2015
Commission File Number: 001-36261

CHC GROUP LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0587405
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
190 Elgin Avenue
George Town, KY1-9005
Cayman Islands
(Address of principal executive offices, including zip code)
(604) 276-7500

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 6, 2015, CHC Group Ltd. (or the Company) announced that its Board of Directors (or the Board) has appointed Karl Fessenden as President and Chief Executive Officer and a member of the Board. Mr. Fessenden will commence his employment with the Company on February 9, 2015. A copy of the related press release is filed as Exhibit 99.1 to this Current Report on Form 8-K. Mr. Fessenden replaces William Amelio who is leaving the Company and, as of February 4, 2015, is no longer serving as the Company’s President and Chief Executive Officer or as a member of the Board. The Company is currently discussing the terms of Mr. Amelio’s separation with him.

Mr. Fessenden, age 51, joins CHC from GE, where over a 20-year career he successfully led multiple global service business units at GE Energy and GE Aviation. Most recently, Mr. Fessenden led the Alstom power-generation acquisition integration, the largest acquisition in GE’s history. Prior to leading the Alstom acquisition integration, he led GE’s $8 billion Power Generation Services unit, the largest industrial services business at GE. He joined GE Energy in 2005 after 15 years in the aviation sector with GE and Pratt & Whitney.

In connection with Mr. Fessenden’s appointment as President and Chief Executive Officer, the Company and Mr. Fessenden entered into an employment agreement. Pursuant to the agreement, Mr. Fessenden is entitled to annual base salary of $775,000, subject to annual review by the compensation committee of the Board. His targeted annual bonus will be 100% of his annual base salary, with the actual amount subject to the satisfaction of performance goals and a maximum amount equal to 250% of annual base salary. For fiscal year 2015, Mr. Fessenden’s bonus will be prorated for the period of his employment in fiscal year 2015, except that the bonus will not be less than a correspondingly prorated portion of 50% of his annual base salary. For fiscal year 2016, Mr. Fessenden’s bonus amount will not be less than 50% of his annual base salary. He also is receiving a $150,000 signing bonus. Following his commencement of employment, Mr. Fessenden will be granted options to purchase 2,000,000 of the Company’s ordinary shares, which will have an exercise price equal to the closing price of an ordinary share of the Company on the New York Stock Exchange on the grant date. These options will vest in five equal installments on each of the first five anniversaries of February 9, 2015, subject to Mr. Fessenden’s continued employment with the Company. Mr. Fessenden will be eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Company, including reimbursement of certain expenses incurred in connection with his relocation. In the event that Mr. Fessenden’s employment is terminated by the Company without cause or by Mr. Fessenden for good reason, subject to his execution, delivery and non-revocation of a release of claims against the Company, he would be entitled to severance payments equal to 12 months of his base salary and his target bonus amount, and continued health coverage for an 18 month period. The foregoing summary description of Mr. Fessenden’s employment terms is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending April 30, 2015.
Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit Number	Description
99.1	Press Release dated February 6, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2015

/s/ Michael J. O’Neill
Name: Michael J. O’Neill
Title: Senior Vice President and Chief Legal Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated February 6, 2015